As filed with the Securities and Exchange Commission on January 29, 2021

Registration No. 333-216056

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO:
FORM S-8 REGISTRATION STATEMENT NO. 333-216056

UNDER THE SECURITIES ACT OF 1933

FOUNDATION BUILDING MATERIALS, INC.
(Exact Name of the Registrant as Specified in Charter)

Delaware	001-38009	81-4259606
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2520 Red Hill Avenue	Santa Ana,	California	92705
(Address of principal executive offices)			(Zip Code)
(714) 380-3127
Registrant’s telephone number, including area code

FOUNDATION BUILDING MATERIALS, INC.
2017 STOCK INCENTIVE PLAN
(Full Title of the Plan)

Ruben Mendoza
President and Chief Executive Officer
Foundation Building Materials, Inc.
2520 Red Hill Avenue
Santa Ana, California 92705
(714) 380-3127
(Name, address and telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☐
Emerging growth company	☐

If an emerging growth company, indicate by check if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

TERMINATION OF REGISTRATION STATEMENT AND DEREGISTRATION OF UNSOLD COMMON STOCK

Foundation Building Materials, Inc., a Delaware corporation (the “Registrant”), is filing with the U.S. Securities and Exchange Commission (the “Commission”) this post-effective amendments (the “Post-Effective Amendment”) to deregister all shares of common stock, par value $0.001 per share, of the Registrant (the “Shares”), previously registered under the following Registration Statement on Form S-8 (the “Registration Statement”), together with any and all plan interests and other securities registered thereunder:

•Registration Statement No. 333-216056, filed with the Commission on February 14, 2017, relating to the registration of 3,636,000 Shares under the Registrant's 2017 Stock Incentive Plan.
On January 29, 2021, pursuant to the terms of the Agreement and Plan of Merger, dated as of November 14, 2020, by and among the Registrant, ASP Flag Intermediate Holdings, Inc., a Delaware corporation (“Holdings”), and ASP Flag Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Holdings (“Merger Sub”), Merger Sub merged with and into the Registrant with the Registrant surviving the merger as a wholly owned subsidiary of Holdings (the “Merger”).

As a result of the Merger, the Registrant has terminated all offerings and sales pursuant to the Registration Statement. In accordance with an undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the Shares registered under the Registration Statement that remain unsold at the termination of the offerings, the Registrant hereby removes from registration the Shares registered but remaining unsold under the Registration Statement.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused the Post-Effective Amendment to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Ana, State of California, on January 29, 2021.

FOUNDATION BUILDING MATERIALS, INC.

By:	/s/ Richard J. Tilley
Name: Title:	Richard J. Tilley Vice President, Secretary & General Counsel

Pursuant to the Rule 478 of the Securities Act of 1933, as amended, no other person is required to sign this Post-Effective Amendment to the Registration Statement.